Exhibit 21

SUBSIDIARIES OF REGISTRANT

Cenveo Alberta Finance LP (Canada)

Cenveo Canada Leasing Company Inc. (Canada)

Cenveo Commercial Ohio, LLC (Colorado)

Cenveo Corporation (Delaware)

Cenveo Government Printing, Inc. (Colorado)

Cenveo International Holdings, Inc. (Colorado)

Cenveo McLaren Morris & Todd Company (Canada)

Cenveo Resale Ohio, LLC (Colorado)

Cenveo Services, LLC (Colorado)

Cenveo Texas Finance, LP (Texas)

Cenveo West, Inc. (Delaware)

Colorhouse China, Inc. (Colorado)

Discount Labels, Inc. (Indiana)

Graphic Arts Center de Mexico (Mexico)

Innova Envelope Inc. Enveloppe Innova Inc. (Canada)

MM&T Packaging Company (Canada)

MMTP Holdings, Inc. (Colorado)

PNG Inc. (Canada)

Supremex, Inc. (Canada)